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                                                                   Exhibit 10.19

                        CONFIDENTIAL TREATMENT REQUESTED
                        --------------------------------

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS IDENTIFIED BY THREE ASTERISKS, AS FOLLOWS "* * *", AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                SUPPLY AGREEMENT
                                ----------------

NEPHROS, Inc., a company organized and existing under the laws of the State of Delaware, having offices at 3960 Broadway, New York, NY 10032, USA and at 1st Floor, Suite 5, The Avenue, Beacon Court, Sandyford, Dublin 18, Ireland (hereinafter referred to as "NEPHROS")

and

Membrana GmbH, a company organized and existing under the laws of Germany having offices at Oehder Str. 28, D-42289 Wuppertal, Germany (hereinafter referred to as "Membrana")

WHEREAS, Membrana is engaged, inter alia, in the manufacture and sale of membranes for medical applications, in particular capillary membranes for hemodialysis, and is interested in selling such membranes to NEPHROS;

WHEREAS, NEPHROS is a medical products company and is engaged, inter alia, in the hemodialysis business and intends to manufacture hemodialyzers/hemodiafilters with capillary membranes and, therefore, is interested in purchasing capillary membranes from Membrana for incorporation into such dialyzers.

NOW, THEREFORE, the parties hereto hereby agree to the following:

Article 1:  Scope of the Agreement
----------------------------------

This Agreement shall govern all deliveries from Membrana to NEPHROS of all blood contacting capillary membrane types for dialysis that Membrana can, during the term of this Agreement make, including, without limitation DIAPES HF800* or DIAPES HF800XP capillary membranes as specified in Sheet no. 079/0107/000 attached hereto as Annex I (hereinafter referred to as "DIAPES") and the DIAPES Capillary Membrane Primary Bundles as specified in Sheet no. 079/0000/000 attached hereto as Annex II and set forth below ("Primary Bundles"). (The use of marketing or labelling materials containing the DIAPES(R) name by Nephros is not allowed in Japan)

Article 2:  Specification of Primary Bundles
--------------------------------------------

Membrana shall produce Primary Bundles for NEPHROS from DIAPES according to the specifications listed below:

                                      * * *

The parties may agree in writing to modify the above specifications and/or add additional specifications, according to NEPHROS's needs and Membrana's capabilities. In case of a

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switch to a new specification, unless otherwise agreed to in writing by
Membrana, NEPHROS shall purchase all bundles with the former specification, if any, which NEPHROS had ordered and, at the time of the switch, are still in stock at Membrana.

If dialysis membrane types other than, or in addition to, DIAPES HF800* or DIAPES HF800XP will be supplied by Membrana to NEPHROS then a signed supplement will be added to this Agreement before the first shipment of such membranes (any such membranes, together with DIAPES HF800* and Primary Bundles are referred to herein collectively as "Product").

Article 3: Prices
-----------------

3.1 The prices for Products containing DIAPES shall be as follows:

     The parties agree on the following volume-discounted price schedule for the purchase of quantities of Product per calendar year. If any incomplete calendar year constitutes a portion of the term (any "Incomplete Year") of this Agreement, then, for such Incomplete Year, each of the volume thresholds set forth below shall be prorated by multiplying it by a fraction, the numerator of which is the number of days included in such Incomplete Year, and the denominator of which is 365.

           --------------------------------   ---------------------------
            Annual Volume, (Calendar Year)           Average Price
               Km of membrane (millions)               [Euro/km]
           --------------------------------   ---------------------------

                         * * *                           * * *

     For purposes of calculating prices under this table "volume" will be calculated as the sum of kilometres of DIAPES ordered by NEPHROS from Membrana through purchase orders issued for delivery during the calendar year indicated by the purchase order due date. Each Product delivery will be included in the "volume" quantity for one calendar year only. Any quantities of Product not delivered in the calendar year indicated by the purchase order due date will be deemed delivered on the due date solely for purposes of calculating annual volume, and shall be delivered as soon as possible in the next calendar year, using the original purchase order number.

     The final price for annual volumes that fall between these listed values is calculated via linear interpolation of the average prices of the immediately lower and higher price levels, rounding volumes to the closest 1,000 kilometres. The resulting price will be rounded to two decimal places (i.e., hundredths of Euro).

     Example:
     annual volume = * * *
     actual price = * * *

     At the conclusion of the calendar year, when all purchase orders have been placed, the cumulative annual volume will be determined. If NEPHROS's total kilometres of DIAPES purchased for the year exceed the amount used to set the invoice price for that year, then Membrana shall pay NEPHROS a refund so that NEPHROS's total purchase expenditure is made equal to the expenditure that would have occurred if the price for the actual volume had been invoiced all year. Such payment shall be made by January 31 of the following year. Conversely, if NEPHROS's total kilometres of membrane purchased are less than the quantity used to set the invoice price, then NEPHROS shall pay Membrana a refund so that NEPHROS's total purchase expenditure is made equal to the expenditure that would have occurred if the price for

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     the actual volume had been invoiced all year. Such payment shall be made by
     January 31 of the following year.
             --

3.2 Each year in * * * NEPHROS and Membrana shall reach an agreement on invoice price for the following year. Such invoice price shall be set according to the pricing table set forth above in paragraph 3.1, and the volume reasonably and jointly expected for the following year.

The prices have to be understood as ex works Wuppertal, packing included.

3.3 If NEPHROS exercises the * * *, the form of which is attached hereto as Annex III, then the prices and price adjustment provisions set forth in this
Article 3 shall only apply to purchases in calendar year 2004 to the extent that they yield a price per kilometre that is less than * * *.

3.4 Each month NEPHROS shall provide Membrana with a non-binding forecast indicating its expected requirements of Products for the three months following the month for which orders have been placed.

3.5 The delivered volume per bundle type may exceed or fall below the ordered/confirmed amount by * * *.


Article 4: Payment and Delivery Terms
-------------------------------------

4.1 NEPHROS shall send the purchase order at least * * * weeks before shipment date, indicating the membrane type, bundle specification, number of bundles, and the requested shipping date.

     Membrana will send NEPHROS an order confirmation indicating the details of the relevant order and providing a definite date of shipment. Any deviations from this confirmation will be communicated to NEPHROS as soon as they become known.

4.2 Membrana will invoice NEPHROS at time of shipment, consistent with ex-works Wuppertal terms.

4.3 NEPHROS shall effect the payment of the purchase price in Euro by * * *, net. Payment shall be made by wire transfer to Membrana's account * * *, or as otherwise specified by Membrana from time to time.

Article 5: Quality Data & Technical & Scientific Support
-------------------------------------------------------

With each shipment, Membrana shall provide to both NEPHROS and the "ship-to" location the `QC Data List' and the `Attachment to MQ-Specification' as given in ANNEX IV. At NEPHROS's request, Membrana shall provide NEPHROS with technical and scientific information about each Product, including such information regarding the membrane types used.

Article 6: This article intentionally blank.
--------------------------------------------

Article 7: Exclusivity
----------------------

7.1 Subject to paragraph 7.2, Membrana shall supply NEPHROS's requirements of blood contacting membranes and NEPHROS agrees to use Membrana as its exclusive outside supplier of blood contacting membranes; provided, however, that such exclusivity shall apply for calendar year 2004 and thereafter shall apply for each successive calendar year of the term of this Agreement only if NEPHROS and Membrana agree in writing to Product pricing for such calendar year on or prior to * * * of the preceding year.

7.2 If, for any reason, Membrana fails to deliver a sufficient quantity of Products meeting applicable specifications to timely satisfy NEPHROS's requirements for blood contacting dialysis membranes, then NEPHROS may purchase such membranes from any other supplier thereof. If such failure constitutes a breach of this Agreement, the exception to exclusivity contained in this Section
7.2 shall be in addition to any remedies that may be available to NEPHROS for such breach.

Article 8: Confidentiality
--------------------------

Each of Membrana and NEPHROS (in such capacity, the "Receiving Party") shall keep

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strictly confidential any information disclosed by the other (in such capacity, the "Disclosing Party") during the term of this Agreement which is confidential by nature or expressly marked as confidential (collectively, "Confidential Information"), and shall include, without limitation all purchase orders, prices, quantities and membrane specifications. The Receiving Party shall at all times keep documents or other materials containing Confidential Information of the Disclosing Party in a secure place, shall not use such Confidential Information for any purpose other than its performance under, and its evaluation of the relationship created by, this Agreement, except as otherwise agreed to in writing, and shall not disclose any of the Confidential Information of the Disclosing Party in any manner whatsoever, in whole or in part, for any reason or purpose whatsoever except if such Receiving Party is required by a court of competent jurisdiction to so disclose after notice has been given to the Disclosing Party and the Disclosing Party has had an opportunity to oppose such disclosure or seek a protective order to the extent practicable. Notwithstanding the foregoing, "Confidential Information" shall not include anything the Receiving Party can establish (1) is generally known to the public other than as a result of the breach by the Receiving Party or any affiliate of the Receiving Party of an obligation of confidentiality to the Disclosing Party, (2) was known by the Receiving Party (as evidenced by written records) prior to its receipt by the Receiving Party from the Disclosing Party,
(3) was disclosed to the Receiving Party by a third party under no obligation of confidence, or (4) was developed by the Receiving Party independently of any disclosure made by the Disclosing Party to the Receiving Party, provided, that the Receiving Party shall have the burden of showing that such information was developed independently of any disclosure by the Disclosing Party.

Article 9: Term
---------------

9.1 This Agreement shall enter into force upon signature of the last signing party (the "Effective Date") and shall remain in force until terminated in accordance with this Article 9.

9.2 Either NEPHROS or Membrana (in such capacity, the "Terminator") may terminate this Agreement by notice to the other (in such capacity, the "Terminatee") upon the occurrence of any of the following:

     (a) the Terminatee fails to perform any covenant or agreement contained herein in any material respect and such failure is not curable or if curable is not cured within 30 days of notice from the Terminator;

     (b) A petition for an order of relief under any bankruptcy, insolvency, or reorganization statute is filed against the Terminatee and is not discharged or dismissed or stayed within 60 days thereafter or a custodian, receiver or trustee is appointed for the Terminatee or substantially all of its business or assets, or the Terminatee ceases business, makes a general assignment for the benefit of creditors, resolves to go into voluntary liquidation or is adjudicated a bankrupt or otherwise seeks relief pursuant to any bankruptcy, insolvency or reorganization statute or proceeding.

9.3 On or after the fourth anniversary of the Effective Date, either NEPHROS or Membrana may terminate this Agreement at any time, with or without cause, upon months] advance written notice to the other.

9.4 Termination of this Agreement will not affect any purchase orders existing on the date of termination, which will continue to be governed by this Agreement. Furthermore, Articles 6, 8 and 10 shall survive any termination of this Agreement.

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Article 10: Choice of Law, Arbitration
--------------------------------------

All disputes arising in connection with the present contract shall be finally resolved by arbitration in New York, New York before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final, binding and conclusive on the parties and the arbitrator shall have the power to award costs and expenses. Any such decision may be entered in any court of competent jurisdiction.

Article 11: Miscellaneous
-------------------------

11.1 Except as otherwise provided for this agreement, Membrana's General Conditions of Sale (the "General Conditions"), enclosed as Annex V, shall apply. Without limiting the generality of the foregoing: Sections V.2., VII.2., and Article XI of the General Conditions shall not apply to this Agreement; the references to the "Buyer" in Sections VIII.1(c) and VIII.3 of the General Conditions shall be deemed to include any of NEPHROS's distributors or customers and any end-user of NEPHROS's products; and the limitation of liability contained in Section VIII.4 of the General Conditions shall not apply to damages that are brought about by wilful intent or gross negligence.

11.2 If any provision of this agreement should become invalid this shall in no way interfere with the validity of the remaining provisions. The parties will then replace the provision declared invalid by another provision coming the closest possible to the provision declared invalid.

11.3 All notices, certificates, acknowledgments, consent, approvals and other communications hereunder shall be in writing and shall be mailed by certified U.S. mail or German equivalent, sent through an international overnight delivery service or delivered by personal delivery to any party hereto at its address as set forth in the preamble to this Agreement. Delivery of any notice, certificate, acknowledgment, consent, approval or other communication hereunder shall be effective upon actual receipt thereof.

11.4 The rights and obligations under this Agreement shall not be assignable without the prior written consent of the other party.

11.5 Any modifications of this Agreement must be made in writing.

11.6 This Agreement constitutes the entire agreement between NEPHROS and Membrana and supersedes any previous agreement between the parties relating to the subject matter of this agreement.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the respective dates set forth below.


New York, December 17, 2003           Wuppertal,  December 16, 2003
          -----------------                       -----------------

NEPHROS, INC.                         Membrana GmbH


By: /s/ Norman J. Barta              By:  /s/ Ulf Seidel
    ---------------------------           ------------------------------
     Name:  Norman J. Barta               Name:  Dr. Ulf Seidel
     Title: CEO                           Title:  VP Sales and Marketing Medical



                                     By:  /s/ Anthony Mancusi
                                          ------------------------------

                                          Name:  Dr. Anthony Mancusi
                                          Title: Key Account Manager, Americas

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                                     ANNEX I
                                     -------
                                DIAPES Data Sheet

                                      * * *

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                                    ANNEX II
                                    --------
                           Primary Bundles Data Sheet

                                      * * *

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                                    ANNEX III
                                    ---------
                                      * * *

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                                    ANNEX IV
                                    --------
                  QC Data List & Attachment to MQ-Specification

                                      * * *

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                                    ANNEX V
                                    -------

                   General Conditions of Sale of Membrana GmbH


                 I. Exclusive validity of our conditions of sale

All of our quotations and tenders are based on our General Conditions of Sale. We accept purchase orders exclusively on these terms. General terms and conditions of the purchaser or agreements deviating from our Commercial Code shall be binding on us only if we expressly recognise them in writing. With the placing of an order or the acceptance of work of services the purchaser recognises the validity of our General Terms and Conditions not only for the business transaction in question, but also for all future business transactions.

                             II. Area of application

Our General Terms and Conditions shall apply only to legal transactions with companies in the sense of the German Civil Code.

                                  III. Delivery

1. As soon as the goods leave our works or our warehouse or are made available to the Buyer ready for shipping in a manner establishing default in acceptance, all transport risks shall pass to the Buyer.

2. Periods and deadlines agreed upon for our services and work shall only be deemed to be binding, if they are expressly designated as such by us. A delivery period or a delivery date shall be deemed to have been adhered to, if the goods have left our works or our sales warehouse by the expiry of the period.

3. Force Majeure and other obstructions which are beyond our control such as war, mobilisation, fire, strike and lockout and suchlike shall exempt us, for the duration of such disturbance and its consequences, from the obligation to deliver. Should such circumstances occur, after we have defaulted, the consequences of default shall remain excluded for the duration of their effectiveness. If the delivery period agreed upon is exceeded by more than two months, the Buyer and the Seller shall be entitled to cancel the part of the contract not performed.

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4.   The Buyer must, if the delivery period is exceeded, set a reasonable extension of the period in writing. If we have not performed the work or service within this additional period, the Buyer shall be entitled to cancel the contract.

5. From the exceeding of a period for performance or a performance date or from performance default the Buyer shall not be entitled to derive any claims for damages against us, unless the exceeding of the period or deadline is due to wilful intent or gross negligence on the part of one of our statutory representative or of one of our vicarious agents.

6. We shall be entitled to effect part deliveries and to invoice each part delivery in itself, as far as a part delivery is tolerable for the Buyer. The re-sale of the goods delivered using decorative and packaging material owned by us shall require our prior written consent.

7. Seller may deliver against any order an excess or deficiency of up to 10 % of the quantity ordered. The quantity actually delivered will be invoiced.

                                   IV. Payment

1. Besides the prices agreed, the Buyer must pay the statutory value-added or turnover tax at the currently applicable rate.

2. Retention of due payments or offsetting shall be possible only on the basis of claims of the purchaser which have been the subject of non-appealable court decisions or have been recognised by us in writing.

3. All costs arising in connection with the contract in the country of the Buyer including fees and taxes which were not known at the time of the conclusion of the contract shall be borne by the Buyer.

4. If, after the conclusion of the contract, circumstances come to our knowledge which appear to make the credit worthiness of the purchaser doubtful, we can, at our discretion, demand cash in advance or provision of securities.

5. In case of late payment by Buyer, Buyer shall, without prejudice to any other right of Seller, be liable to pay interest at a yearly rate of 8 % in excess of the basic interest rate (Euribor).

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                              V. Retention of title

1. The goods supplied by us shall remain our property up to the complete settlement of all of our receivables from the reciprocal business relationship including any possible current account balance. The goods may not be pledged to others or transferred as security.

2. Should we as a result of a combination of the goods supplied by us with the goods of the purchaser not acquire co-ownership, but lose our property, the ownership or co-ownership of the Buyer of the new item shall immediately pass to us upon its creation. All expectant rights which could lead to such an acquisition of ownership or co-ownership by the Buyer, are now already assigned to us by the latter. Any possible transfer necessary by us for the acquisition of the ownership or co-ownership shall be replaced by the agreement that the party ordering a goods preserves the item for us like a borrower, or, if the party ordering a good does not own the item, by the assignment of the entitlement to surrender against the owner to us already agreed hereby. The ownership or co-ownership arising for us is to be treated legally like the original goods. Otherwise the goods supplied by us and subject to retention of title are also to be treated with care.

3. If the Buyer, despite default, does not pay or if the Buyer threatens to become insolvent, the Buyer must, at our request, surrender the goods subject to retention of title for our free disposal. The taking-back of goods subject to retention of title does not constitute any cancellation of the contract.

4. All receivables of the Buyer from re-sale of goods of which we have ownership or co-ownership (goods subject to retention of title) shall already pass to us upon the conclusion of the transaction of sale. This shall apply whether the goods are sold to one or to several customers. The purchaser must collect the receivables assigned. We can revoke this authority, if the purchaser does not punctually meet one of his obligations towards us or if circumstances come to our knowledge which make our rights appear threatened.

5. We undertake, at the request of the Buyer, to release the securities (goods and accounts receivable) to which we are entitled according to the above rules at our discretion, if their value exceeds the claims to be secured by more than 20 %. For the valuation of the security their realisable value (securing value) is decisive.

6. If our retention of title loses its validity in the case of supplies abroad or for other reasons, the purchaser shall be obliged to grant to us without delay security for the items supplied or

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     any other security for our accounts receivable which will be effective according to the law applicable in each case and come as close as possible to the retention of title according to German law.

7. The Buyer shall be obliged to insure the goods subject to retention of title with the due care and diligence of a prudent businessman and on request to provide evidence to the effect that this insurance has been taken out. The Buyer already now assigns to us his claims under this insurance by way of security.

                                  VI. INCOTERMS

The usual commercial terms such as FOB and CIF shall apply in accordance with the INCOTERMS of the International Chamber of Commerce in the version as of the conclusion of the contract.

                         VII. Claims concerning defects

1. Notices of defects must be sent in writing at the latest within 30 days of receipt of the goods - in the case of hidden defects without delay after their discovery - stating the invoice and packaging unit. Deviations with regard to the raw or colour shade of the goods supplied shall not be deemed to be defects, unless they lead to a considerable deterioration in the usability of the products made therefrom.

2. In the case of notices of defects sent in good time and justifiably we shall, at our discretion, have the right to reduce the purchase price by a reasonable amount or to supply a replacement. In the event of a failed delivery of replacement the purchaser shall have the choice between repeat delivery of a replacement, reasonable reduction of the price and returning of the goods after the refunding of the purchase price. Defects in one part of our performance shall not entitle the Buyer to complain about the performance as a whole.

3. If the Buyer wishes to further process the goods despite identifiable defects, he shall give us an opportunity to make comments in good time prior to this.

4. Claims of the purchaser based on defects shall be subject to the statute of limitations 12 months after the delivery of the goods.

5. Our warranties shall expire, if the goods are modified by others, moreover, our warranty shall expire, if the Buyer does not follow our instructions for use.

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                                 VIII. Liability

1.   For consequences

     a) of errors which occur during contract negotiations, in particular for the consequences of inadequate or incorrect advice given to the Buyer,

     b) the violation of non-essential contractual duties (subsidiary duties), for example a consulting or protection obligation,

     c) an unlawful act, unless it consists of injury for life and limb or the impairing of the health of the Buyer, we shall only accept liability if these consequences are due to wilful intent or gross negligence of one of our statutory representatives or one of our vicarious agents.

2. Should the Buyer suffer disadvantages as a result of the fact that we violate non-essential contractual obligations (subsidiary obligations), for example a consulting or protection obligation, we shall likewise only accept liability if these consequences are due to wilful intent or gross negligence of one of our statutory representatives or one of our vicarious agents.

3. For consequences, as long as they do not consist of injury of life and limb or the impairing of the health of the Buyer, or unlawful acts which one of our statutory representatives or one of our vicarious agents commit, we shall only accept liability if these consequences were brought about by wilful intent or gross negligence.

4. Where Seller gives technical advice to Buyer with respect to the processing or treatment of the goods, it is agreed that such advice is given without any liability on Seller's part.

                       IX. Make-up and packaging material

If the Buyer does not return decorative and packaging material which remains our property within a time limit to be determined by us on the terms and conditions laid down and in a state capable of being used we shall be entitled to invoice the Buyer for the replacement price and to demand immediate payment for it. If the Buyer provides evidence of damage considerably below the replacement price, only this is to be refunded.

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                               X. Marks and signs

Marks and signs under which the goods are supplied must not be used for the products produces therefrom without our prior written consent.

                              XI. Other provisions

1. The sales contract shall be subject to German law. The use of the Convention of the United Nations of 11.04.1980 concerning contracts on international purchase of goods shall be excluded.

2. The exclusive venue for all disputes about and resulting from the contract shall be Wuppertal. We shall, however, have the right to sue the Buyer at any other venue applicable to him.

3. Should any provision of this contract be or become ineffective, or should a gap emerge in this contract, the effectiveness of the remaining provisions shall not be affected by this.

4. In place of the ineffective provisions or in order to fill the gap a reasonable provision shall be inserted which, as far as legally possible, comes as close as possible to what the parties concluding the contract wanted or would have wanted according to the sense and purpose of the contract, if they had considered the point.